Exhibit No. 16.1: Letter from Van Cauter-Snauwaert & Co Sarl, Chartered Auditors



October 31, 2006

United States Securities and Exchange Commission
Division of Corporation Finance
450 Fifth Street, N.W.
Washington, D.C: 20549

Dear Sir or Madam:

We have read Item 4.0l of Form 8-K dated October 31, 2006, of Tally Ho Ventures, Inc., and are in agreement with the statements which state that there were no disagreements between the Registrant and our firm on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure through October 31, 2006. Our audit report for the fiscal year ended December 31, 2005 did not contain an adverse opinion or disclaimer of opinion, nor was it modified as to uncertainty, audit scope or accounting principles.

We have no basis to agree or disagree with other statements of the Registrant contained therein.

If you have any questions or need additional information, please call me at +324 757 10944.

Sincerely,

S/d
William Van Cauter
Van Cauter - Snauwaert & Co. Sarl
Reviseurs d'Enterprises
43, Route d'Arlon
L-8009 Strassen
Luxembourg


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